SAM KAN & COMPANY
1151 Harbor Bay Pkwy., Suite 101
Alameda, CA 94502
Phone: 510.517.7874
Fax: 866.848.1224
http://www.skancpa.com

Sam Kan & Company
Certified Public Accountant

We consent to the inclusion in the Registration Statement (Form S-1) of OICco Acquisition II, Inc. (hereinafter the "Company") of our report dated May 9, 2011, with respect to the balance sheets as of December 31, 2010 and 2009, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 2010, the period from inception on December 22, 2009 to December 31, 2009, and the period from inception on December 22, 2009 to December 31, 2010 to be included in this Registration Statement (Form S-1).

Sam Kan & Company

Firm's Manual Signature

Alameda, CA

City, State

September 20, 2011

Date